Exhibit (r)(2)

EXHIBIT I

CODE OF ETHICS AND CONDUCT

     As an investment adviser, Offit Hall Capital Management LLC (the “Firm”) is a fiduciary. It owes its clients the highest duty of loyalty and relies on each employee to avoid conduct that is or may be inconsistent with that duty. It is also important for employees to avoid actions that, while they may not actually involve a conflict of interest or an abuse of a client’s trust, may have the appearance of impropriety. This Code of Ethics and Conduct (the “Code”) is intended to set forth those policies and procedures and to state the Firm’s broader policies regarding its duty of loyalty to clients. The Firm is required to provide each of its Personnel a copy of this Code.

A.	Statement of Ethical Principles and Standards of Business Conduct.

     The Firm holds it employees to a high standard of integrity and business practices. In serving its clients, the Firm strives to avoid conflicts of interest or the appearance of conflicts of interest in connection with the personal trading activities of its employees and client investment recommendations.

     While affirming its confidence in the integrity and good faith of all of its employees and partners, the Firm recognizes that the knowledge of present or future investment recommendations or the power to influence investment recommendations, if made by such individuals, could place them in a position where their personal interests might conflict with the interests of clients, if they were to make investments in securities eligible for investment by Client Accounts.

     In view of the foregoing and of the provisions of Rule 204A-1 under the Advisers Act, the Firm has determined to adopt this Code to specify and prohibit certain types of transactions deemed to create conflicts of interest (or at least the potential for or the appearance of such a conflict) and to establish reporting requirements and enforcement procedures. By acknowledging receipt of this Code, each of Firm’s Personnel will be agreeing to comply with all applicable federal securities laws.

     When Access Persons covered by the terms of this Code engage in personal securities transactions, they must adhere to the following general principles as well as to the Code’s specific provisions:

     1. At all times, the interests of clients must be paramount;

     2. Personal transactions must be conducted consistent with this Code in a manner that avoids any actual or potential conflict of interest; and

     3. No inappropriate advantage should be taken of any position of trust and responsibility.

B.	Personal Trading Accounts and Reports.

On receiving this Manual, each Access Person and each Director must identify to the CCO all of his or her brokerage and commodities trading accounts that are Proprietary Accounts and provide to the Firm an Initial Holdings Report disclosing the title, number of shares and principal amount of each Security in each Proprietary Account. The form to use for this purpose is attached to this Manual as Exhibit III. Outside Directors may provide to the Firm account statements disclosing all such information in lieu of an Initial Holdings Report.

Not later than 10 days after a person becomes an Access Person or Director, he or she must identify to the CCO all of his or her brokerage and commodities trading accounts that are Proprietary Accounts and provide to the Firm an Initial Holdings Report disclosing the title, number of shares and principal amount of each Security in each Proprietary Account as of the date of the start of his or her employment. The form of the Initial Holdings Report is attached as Exhibit III. Outside Directors may provide to the Firm account statements disclosing all such information in lieu of an Initial Holdings Report.

Thereafter, each Access Person must advise the CCO before opening any new Proprietary Account. An Outside Director that is not also an Access Person is not required to obtain authorization before opening any new Proprietary Account, but that Director must notify the CCO within ten days after opening such Proprietary Account.

Each Access Person and each Director must arrange for copies of all trade confirmations and/or brokerage statements relating to each of his or her Proprietary Accounts to be sent promptly and directly by the brokerage firm or other financial institution where the Proprietary Account is maintained to the Firm, to the attention of the CCO (Exhibit VI).

Each Access Person and each Director must report to the CCO any private Securities transactions that are not carried out through brokerage accounts. Each Access Person or Director also shall immediately report any violation of this Code of which he or she becomes aware to the CCO.

For each Securities trade by an Access Person or Director for which a confirmation or an adequate record or an account statement is not available, that person is responsible for promptly providing the CCO with a written statement of the date, Security, nature of the transaction, price, parties and brokers involved in such trade.

Annually, each Personnel member must certify to the Firm that he or she has complied with all of the Firm’s policies and procedures during the year. In addition, each Access Person and each Director who is not an Outside Director must give the Firm a report disclosing all Securities in which he or she and his or her Family Members have any Beneficial Ownership and the names of all brokers, dealers or banks where such Securities are held. The form to use for this purpose is Exhibit IV.

C.	Personal Trading Approvals.

1.	No trades in Securities on the Restricted Security List may be effected for Proprietary Accounts of Access Persons without the prior approval of Ms. Hall or John W. Buoymaster.

2.	No trades of any other Securities may be effected for Proprietary Accounts of Access Persons without the prior approval of the CCO.

3.	Any trade may be cancelled at the end of the day by the CCO, Ms. Hall or Mr. Buoymaster or allocated to a Client Account if the CCO, Ms. Hall or Mr. Buoymaster determines that action is required.

4.	The CCO must obtain the prior written approval of Ms. Hall or Mr. Buoymaster before effecting any trade in the CCO’s Proprietary Accounts.

5.	A Personal Securities Trading Request Form (attached as Exhibit V in case of a stock transaction; transactions involving other securities need to include all pertinent information as appropriate) should be used for obtaining any transaction approval required by this section C. The CCO or the CCO’s Substitute will notify the Personnel member promptly of approval or denial of clearance to trade by indicating such action on the Personal Securities Trading Request Form and returning it to the Personnel member. Notification of approval or denial to trade may be given orally, but will be confirmed in writing within 24 hours after the oral notification.

6.	No Access Person or Family Member of that Access Person may sell any Securities of an issuer within thirty days after that Access Person or Family Member has purchased any Securities of that issuer. No Access Person or Family Member of that Access Person may purchase Securities of an issuer within thirty days after that Access Person or Family Member has sold Securities of that issuer.

7.	When an Access Person recommends that a Security be bought or sold for a Client Account, the Access Person must disclose to the CCO if a position in that Security is then held in any of the Access Person’s Proprietary Accounts. The CCO may restrict the Access Person from buying or selling the Security for any Proprietary Account until a specified period of time after the orders for Client Accounts have been filled or there is no longer a buying or selling program in progress.

D.	Review of Personal Trading Information.

     All confirmations, statements and other information will be reviewed to monitor compliance with this Manual. The Firm reserves the right to require any Personnel member to reverse, cancel or freeze, at that Personnel member’s expense, any transaction or position in a specific Security if the Firm believes such transaction or position might violate this Manual or appears improper. Except as required to enforce this Manual or to participate in any investigation concerning violations of applicable law, the Firm will keep all such information confidential.

E.	Restricted Security List.

     Certain transactions in which the Firm engages or other circumstances may require, for either business or legal reasons, that Client Accounts and/or Proprietary Accounts of Access Persons do not trade in certain Securities for specified periods. A Security will be designated as “restricted” if the Firm is involved in a transaction that places limits on the aggregate position held by Client Accounts or Proprietary Accounts of Access Persons in that Security, or if the Firm deems that trading in a Security should be restricted for any other reason. Such Securities will appear on the Restricted Security List. The Restricted Security List is confidential and no information about the Restricted Security List may be disclosed to anyone outside of the Firm. In addition, no information about the Restricted Security List may be disclosed to Personnel who do not require that information for the performance of their Firm duties.

     Access Persons may not engage in any trading activity for their Proprietary Accounts with respect to a Security while it is on the Restricted Security List, except with the prior written approval of Kathryn A. Hall or John W. Buoymaster.

F.	Private Placements and Initial Public Offerings.

     Neither an Access Person nor any of his or her Family Members may acquire Beneficial Ownership of any Security in a private placement or initial public offering without the prior approval of the CCO. A Personal Securities Trading Request Form (attached as Exhibit V), should be used for this purpose. The CCO will promptly notify the Access Person of approval or denial of approval by indicating such action on the Personal Securities Trading Request Form and returning it to the Access Person. Notification of approval or denial may be given orally, but it will be confirmed in writing within 24 hours after the oral notification.

G.	Outside Directors and Outside Members

     Outside Directors, Outside Members and Advisory Board Members are not required to disclose to the Firm any brokerage or commodity accounts that would be Proprietary Accounts, report to the Firm any transactions in Securities in which they or their Family Members have Beneficial Ownership or obtain any approvals before they or any of their Family Members effect Securities transactions. Outside Directors, Outside Members and Advisory Board Members are excluded from those requirements because they do not make any recommendations to Client Accounts, participate in any determination of which recommendations will be made to Client Accounts or have access to any information about those recommendations before they are made. Outside Directors, Outside Members and Advisory Board Members still are subject to the provisions of Part I of this Manual, which among other things, prohibit them from trading Securities if they possess material, nonpublic information regarding those Securities or the issuer of those Securities. Outside Directors, Outside Members and Advisory Board Members must not seek, and Access Persons may not disclose to any Outside Director, Outside Member or Advisory Board Member, any information about recommendations that the Firm is considering or plans to make for Client Accounts before those recommendations are made. If an Outside Director, Outside Member or Advisory Board Member becomes aware of any such information, he or she should notify the CCO immediately and not use that information or disclose it to any other person.

     Notwithstanding the provisions of this Exhibit I.G., if the Firm determines that it needs additional information about an Outside Member’s or Advisory Board Member’s investment activity or proposed investment activity to ascertain compliance with this Manual or applicable laws, that Outside Member or Advisory Board Member promptly will supply the information requested or will have his or her broker supply that information.

H.	Client Priority.

     Access Persons must give first priority to all purchases and sales of Securities for Client Accounts before executing transactions for their Proprietary Accounts, and must conduct their personal trading so as not to conflict with the interests of a client. Although it is not possible to list all potential conflicts of interest, each of the following acts is always prohibited:

•	knowingly purchasing Securities for Proprietary Accounts, directly or indirectly, without making a good faith determination whether such Securities are appropriate for investment by Client Accounts and, if such Securities are appropriate, without equitably allocating the investment to the Client Accounts first, on the basis of such considerations as available capital and current positions, and then to Proprietary Accounts;

•	knowingly purchasing or selling Securities for Proprietary Accounts, directly or indirectly, in a way that adversely affects transactions in Client Accounts;

•	using knowledge of Securities transactions by a client to profit personally, directly or indirectly, by the market effect of such transactions; and

•	giving to any person information not generally available to the public about contemplated, proposed or current purchases or sales of Securities by or for a Client Account, except to the extent necessary to effectuate such transactions or with the approval of the CCO.

     In addition, Access Persons must effect Securities transactions so that Client Accounts always receive the best price, in relation to Access Person Proprietary Accounts, in transactions on the same day.

I.	Front Running.

     Without the prior written approval of the CCO, no Access Person may execute a transaction in a Security for a Proprietary Account if the Access Person is aware or should be aware that an order for a Client Account for the same Security, same way (i.e., purchase or sale), remains unexecuted or the Firm is considering same-way trades in the Security for Client Accounts. Transactions in options, derivatives or convertible instruments for a Proprietary Account that are related to a transaction in an underlying Security for a Client Account (“inter-market front running”) are subject to the same restrictions.

J.	Principal Transactions.

     Neither the Firm nor its Personnel may engage in principal transactions between a Proprietary Account and a Client Account without first obtaining the prior written approval of the CCO and the written consent of the client.

K.	Manipulative Practices.

     Section 9(a)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”), makes it unlawful for any person, acting alone or with others, to effect a series of transactions in any Security registered on a national Securities exchange creating actual or apparent active trading in such Security or raising or depressing the price of the Security, for the purpose of inducing the purchase or sale of such Security by others. Rule 10b-5 under the Exchange Act has been interpreted to proscribe the same type of trading practices in OTC Securities.

     These prohibitions against manipulative trading practices mean that no Personnel should, alone or with others, for either a Client Account or a Proprietary Account:

•	engage in trading or apparent trading activity in a Security for the purpose of inducing the purchase or sale of such Security by others; or

•	engage in trading or apparent trading activity for the purpose of causing the price of a Security to move up or down, and then take advantage of such price movement by buying or selling the Security at the resulting “artificial” price.

     Buy or sell programs may cause Security prices to rise or fall, and price changes resulting from supply and demand factors are not prohibited. Section 9(a)(2) prohibits activity, however, that has the purpose of affecting the price of a Security “artificially” (i.e., without an economic basis) through trading or apparent trading, not activity that has the incidental result of changing the supply or demand or the intrinsic value of a Security.

L.	Outside Activities.

     All outside activities of an Access Person that either involve a material time commitment or provide for compensation to the Access Person or involve employment, teaching assignments, lectures, publication of articles, or radio or television appearances, must be approved in advance by the CCO. The CCO may require full details about the outside activity, including the number of hours involved and the compensation to be received. Before accepting appointment as an officer or director in any business, charitable organization or non-profit organization, an Access Person must obtain approval from the CCO.

M.	Conflicts of Interest.

     It is a violation of a Personnel member’s duty of loyalty to the Firm for that person, without the prior written consent of the CCO, to:

•	rebate, directly or indirectly, to any person or entity any part of the compensation received from the Firm; or

•	accept, directly or indirectly, from any person or entity, other than the Firm, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Firm or a Client Account.

N.	Confidentiality and Privacy of Customer Personal Information.

     Any information that a Personnel member has relating to advice furnished by the Firm to Client Accounts, its recommendations and analyses to Client Accounts and other proprietary data or information about Client Accounts is strictly confidential and may not be revealed to third parties. Such information is the property of the Firm. Disclosing such information to any third party, without the permission of the CCO, is grounds for immediate dismissal for Access Persons.

     It is the Firm’s policy to protect, through administrative, technical and physical safeguards, the security and confidentiality of financial records and other nonpublic personal information concerning Client Accounts (including investors in Client Accounts, if applicable) and persons that have applied to open Client Accounts (or such investors). Personnel may not disclose to anyone the identity, affairs or investments or other personal information of any Client Accounts or potential Client Accounts to anyone outside of the Firm, except as may have been authorized by the holder of the Client Account or as may be required in servicing the Client Account (such as disclosure to a brokerage firm at which such Client Account is held) or for the business of the Firm (such as disclosure to the Firm’s auditors and lawyers of the Firm). Personnel should direct to the CCO any questions about whether information is confidential or any disclosure is permitted.

     To protect the confidentiality of the Firm’s proprietary information and the confidentiality of the records of Client Accounts and potential Client Accounts, Personnel should take the following additional security precautions:

     Documents containing confidential information should not be taken from the Firm’s offices by Personnel without the prior consent of the CCO, and any copies removed from the Firm’s offices should be promptly returned. Photocopies of confidential information should only be made as required, and all copies and originals of such documents should be disposed of in a way that keeps the information confidential, such as shredding. When not in use, all paper copies of confidential information should be kept off desk tops, conference tables or any other place where such copies would be visible to persons who are not authorized to have access to such information.

     All computer drives containing confidential information should only be accessible by the use of passwords issued by the Firm, and all authorized users of such computer drives should log off when leaving a terminal through which they are authorized to access any such computer drive.

     Physical access to any non-electronic confidential information should be limited by either locking or monitoring access to the offices and storage areas where such information is located.

     At times, the Firm may enter into one or more agreements with third parties, pursuant to which the Firm may provide access to confidential information to those third parties. If this occurs, the Firm will protect the privacy of confidential information and include in the relevant agreements provisions protecting confidential information to the extent required by law. Personnel should direct any questions about these agreements or the disclosure of information pursuant to them to the CCO.

O.	Involvement in Litigation.

     A Personnel member should advise the CCO immediately if he or she becomes involved in or threatened with litigation relating to Securities or financial matters or an administrative investigation or proceeding of any kind, is served with a subpoena, becomes subject to any judgment, order or arrest, or is contacted by any regulatory authority or the press. Personnel should refer all inquiries from all regulatory authorities or the press to the CCO.

P.	Favoritism and Gifts.

     An Access Person may not seek or accept gifts, favors, preferential treatment, or valuable consideration of any kind offered from broker-dealers or other companies or persons involved in the securities or financial services industries. Limited exceptions to this policy may be made with the approval of the CCO.

Q.	Certifications and Acknowledgments.

     Each Personnel member must sign a Certificate of Receipt of this Manual, in the form attached as Exhibit II. This Certificate acknowledges that the Personnel member has received and understands the Firm’s policies and procedures and includes the Personnel member’s agreement to comply with them.

R.	Registration, Licensing and Testing Requirements.

     Each Access Person should check with the CCO to ensure that he or she has complied with any applicable registration, licensing and testing requirements required as a result of his or her duties and position. These requirements may arise under the Advisers Act, the Commodity Exchange Act, the Investment Company Act of 1940, the Securities Act of 1933, the Exchange Act, the Access Person Retirement Income Security Act of 1974, rules and regulations adopted by the Securities and Exchange Commission, the Commodity Futures Trading Commission, the National Futures Association, or the Department of Labor, or state broker-dealer or state investment adviser statutes.

S.	Regulatory Visits and Press Inquiries

     In the event an individual from any federal, state or self-regulatory organization contacts the Firm (either in writing or by telephone) or arrives for an inspection of the Firm’s principal place of business (or any branch office), the CCO and Katie Hall must be notified immediately.

     In the event of any inquiry from any member of the press, any and all such inquiries must be referred to the CCO immediately. No employee of the Firm should ever provide any client information to a member of the press.

T.	Sanctions

     Upon discovering a violation of this Code, the CCO, in consultation with the Management Committee, may impose such sanctions as it deems appropriate, including inter alia, a letter of censure or suspension, a monetary fine, suspension of personal trading privileges for such period as it may deem appropriate, or termination of employment.

EXHIBIT II

CERTIFICATE OF RECEIPT

COMPLIANCE MANUAL

     I hereby certify that I have received and read the Compliance Manual of Offit Hall Capital Management LLC, that I have had the opportunity to ask any questions I may have had concerning the meaning or interpretation of such policies and procedures, that I understand the obligations set forth therein applicable to me, and that I agree to abide by and comply with all such policies and procedures.

Signed:

Print Name:

Date:

EXHIBIT III

SECURITIES ACCOUNT DISCLOSURE FORM AND INITIAL HOLDINGS REPORT

Offit Hall Capital Management LLC
One Maritime Plaza, Fifth Floor
San Francisco, CA 94111

Ladies and Gentlemen:

     Attached are complete and accurate lists of (1) all accounts with any brokerage firm or financial institution held in my name or the name of my spouse, my minor children, any relatives living with me and any other persons to whom I contribute support, or in which any of such persons has Beneficial Ownership1 and (2) the title, number of shares and principal amount of each Security in which I, my spouse, my minor children, any relative or relatives living with me and any other person to whom I contribute support, or in which any of such persons has any Beneficial Ownership, over which any of such persons exercises control, with respect to which any of such persons provides any investment advice, or for which any of such persons participates, directly or indirectly, in the selection of Securities.2

     I understand that you require this list to monitor my compliance with the Compliance Manual (the “Manual”) of Offit Hall Capital Management LLC (the “Firm”). I agree to notify the Firm and, if I am an Access Person as defined in the Manual, obtain the Firm’s consent before opening any new account that is within the description above. I agree to request that all brokerage firms or other financial institutions identified on the attachment furnish the Firm with copies of periodic brokerage statements and trade confirmations and any other information concerning activity in any of the listed accounts.

[1] “Beneficial Ownership”of a Security by a person means that the person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares with any other person (1) any pecuniary, financial or other interest in that Security, (2) voting power, which includes the power to vote, or to direct the voting of, that Security, or (3) investment power, which includes the power to dispose, or to direct the disposition, of that Security. A person also has Beneficial Ownership of a Security if the person provides any investment advice regarding that Security or has the right to acquire that Security within sixty days, through (A) the exercise of any option, warrant or right, (B) the conversion of a Security, (C) exercise of the power to revoke a trust, discretionary account or similar arrangement, (D) the automatic termination of a trust, discretionary account or similar arrangement, or (E) any other means. Any person who, directly or indirectly, creates or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement or device with the purpose or effect of divesting the person of Beneficial Ownership of the Security as part of a plan or scheme to avoid Beneficial Ownership of that Security is nevertheless deemed to have Beneficial Ownership of that Security.

[2] “Security” includes all investment instruments commonly viewed as securities, including common stock, options, warrants, rights to acquire securities and convertible instruments, as well as commodity futures contracts and commodity options, swaps and other derivative instruments, whether issued in a public or a private placement. “Security” does not include shares of open-end investment companies registered under the Investment Company Act of 1940, as amended, that are not affiliated with the Firm, securities issued by the government of the United States, bankers’acceptances, bank certificates of deposit or commercial paper.

     This information is correct and complete as of ___, 20___, which is the date I became an Access Person or Director of the Firm as defined in the Manual or the date I received the Manual.

Signed:

Print Name:

Date:

LIST OF SECURITIES AND COMMODITIES ACCOUNTS

AS OF _____________, 20__

FOR

[Name of Access Person or Director]

Registered in the Name of:	Financial/Brokerage Institution	Account Number

If none, initial here:                                         .

HOLDINGS REPORT

FOR

[Name of Access Person or Director]

AS OF

[Date]

Securities Owned*	Financial/Brokerage Institution Where Securities Are Held	Account Name and Number

*Be sure to include the title and type of security, any applicable exchange ticker symbol or
CUSIP number, the number of shares, and principal amount for each reportable security.

EXHIBIT IV

CERTIFICATE OF COMPLIANCE

     I hereby certify that, since the date on which I received a copy of the Compliance Manual (the “Manual”) of Offit Hall Capital Management LLC (the “Firm”), or the date of my most recent Certificate of Compliance, whichever is later, I have complied in all respects with all such policies and procedures applicable to me.

     In particular, if I am an Access Person or Director as defined in the Manual, I have disclosed to the Firm the existence and location of all securities and commodities trading accounts (including IRA accounts and other retirement accounts) in which I, my spouse, my minor children, any relative or relatives living with me and any other person to whom I contribute support, or in which any of such persons has any direct or indirect Beneficial Ownership,1 over which any of such persons exercises control or provides any investment advice, or for which any of such persons participates, directly or indirectly, in the selection of Securities,2 and if I am an Access Person as defined in the Manual, I have disclosed to the Firm all transactions in such accounts through the date of this certification. If any such information is incomplete or inaccurate, I have attached to this certificate all documents and information necessary to update or correct any previous disclosures.

Signed:

Print Name:

Date:

[1]	“Beneficial Ownership” of a Security by a person means that the person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares with any other person (1) any pecuniary, financial or other interest in that Security, (2) voting power, which includes the power to vote, or to direct the voting of, that Security, or (3) investment power, which includes the power to dispose, or to direct the disposition, of that Security. A person also has Beneficial Ownership of a Security if the person provides any investment advice regarding that Security or has the right to acquire that Security within sixty days, through (A) the exercise of any option, warrant or right, (B) the conversion of a Security, (C) exercise of the power to revoke a trust, discretionary account or similar arrangement, (D) the automatic termination of a trust, discretionary account or similar arrangement, or (E) any other means. Any person who, directly or indirectly, creates or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement or device with the purpose or effect of divesting the person of Beneficial Ownership of the Security as part of a plan or scheme to avoid Beneficial Ownership of that Security is nevertheless deemed to have Beneficial Ownership of that Security.

[2]	“Security” includes all investment instruments commonly viewed as securities, including common stock, options, warrants, rights to acquire securities and convertible instruments, as well as commodity futures contracts and commodity options, swaps and other derivative instruments, whether issued in a public or a private placement. “Security” does not include shares of open-end investment companies registered under the Investment Company Act of 1940, as amended, that are not affiliated with the Firm, securities issued by the government of the United States, bankers’ acceptances, bank certificates of deposit or commercial paper.

EXHIBIT V

OFFIT HALL CAPITAL MANAGEMENT
REQUEST FOR APPROVAL OF SECURITY TRANSACTIONS

Date:

I,                                                             , or certain family members*, would like to:

SECURITY TRANSACTIONS

PURCHASE

Shares of Security in                                                             , a public company.

•	My purchase will be a (choose one) Market / Limit order.

•	These shares will be held in account # for which I have directed duplicate confirmations and periodic statements to be sent to you.

•	Held at Brokerage/Financial Institution

SELL

Shares of the Security in                                         , a public company, which I purchased more than 30 days ago.

•	My sale will be a (choose one) Market / Limit order.

•	These shares were held in account # for which I have directed duplicate confirmations and periodic statements to be sent to you.

•	Held at Brokerage/Financial Institution

(signature)

Name:

Date:

Approval for this trade is Granted / Denied and is subject to the terms set forth in the Memorandum of Policies and Procedures Relating to Insider Trading and Other Securities Laws.

Transactions are only valid for Five days (market order) and Ten days (limit order)

(signature)

Name:
Date:

EXHIBIT VI

Request for Duplicate Trade Confirmations and Periodic Statements

Date

Account Name:

Account Number

Effective immediately, please send duplicate copies of my periodic statements and confirmations of any securities transactions to:

Compliance Officer
Offit Hall Capital Management LLC
One Maritime Plaza, Suite 500
San Francisco, CA 94111

Please contact me at (415) 288-0544 if you have any questions.

Sincerely,